April 2016 Preferred Stock Offering Issuer Free Writing Prospectus Dated April 19, 2016 Filed Pursuant to Rule 433 Registration Statement No. 333 - 208956 Relating to Preliminary Prospectus Supplement Dated April 19, 2016 to Prospectus Dated January 29, 2016

Forward - Looking Statements Bluerock Residential Growth REIT, Inc . (“BRG”) has filed a registration statement on Form S - 3 , File Number 333 - 208956 (with any amendments thereto, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to sell Preferred Stock from time to time in a public offering, which is currently effective, and has filed a preliminary prospectus supplement on April 19 , 2016 . The information in this presentation has been prepared solely for informational purposes by BRG and does not constitute an offer to sell or the solicitation of an offer to purchase any securities . Any such offer will be made solely by means of the base prospectus contained in the Registration Statement and the accompanying preliminary prospectus supplement filed by BRG with the Commission on April 19 , 2016 . The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation . Neither the Commission nor any other regulatory body has approved or disapproved or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . This presentation is not, and should not be assumed to be, complete . This presentation has been prepared to assist interested parties in making their own evaluation of BRG and does not purport to contain all of the information that may be relevant . In all cases, interested parties should conduct their own investigation and analysis of BRG and the data set forth in this presentation and other information provided by or on behalf of BRG . In addition, certain of the information contained herein may be derived from information provided by industry sources . BRG believes that such information is accurate and that the sources from which it has been obtained are reliable . BRG cannot guarantee the accuracy of such information, however, and has not independently verified such information . The information presented herein, including with respect to the organization of BRG and the structure of the public offering, remains subject to change . Statements in this presentation are made as of the date of this presentation unless stated otherwise . This presentation also contains statements that, to the extent they are not recitations of historical fact, constitute “forward - looking statements . ” Forward - looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology . The forward - looking statements included herein are based upon BRG’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties . Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond BRG’s control . Although BRG believes that the expectations reflected in such forward - looking statements are based on reasonable assumptions, BRG’s actual results and performance and the value of its securities could differ materially from those set forth in the forward - looking statements due to the impact of many factors including, but not limited to, the uncertainties of real estate development, acquisition and disposition activity, the ability of our joint venture partners to satisfy their obligations, the costs and availability of financing, the effects of local economic and market conditions, the effects of acquisitions and dispositions, the impact of newly adopted accounting principles on BRG’s accounting policies and on period - to - period comparisons of financial results, regulatory changes and other risks and uncertainties detailed in the “Risk Factors” section of the p rospectus s upplement, the Registration Statement and documents incorporated by reference therein . BRG claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 . BRG undertakes no obligation to update or revise any such information for any reason after the date of this presentation, unless required by law . Before you invest, you should read the prospectus in the Registration Statement, the accompanying preliminary prospectus supplement and the other documents that BRG has filed with the Commission for more complete information about BRG and the offering . You may view these documents for free by visiting EDGAR on the Commission web site at www . sec . gov . Alternatively, BRG, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting : Wunderlich Securities, Inc . , at 800 . 726 . 0557 or by emailing syndicate@wundernet . com . - 2 -

- 3 - Offering Terms - 3 - (1) Actual offering size may differ materially from the figures shown; offering size and pricing to be determined by negotiations be tween the Company and the underwriters Notes Security Series A Cumulative Redeemable Preferred Stock Offering Size Approximately $50 million 1 Amount Outstanding Post-Offering $125,536,500 1 B Liquidation Preference $25.00 per share Overallotment Option 15% Preferred Dividend Rate 8.250% Redemption at Holder's Option Redemption at Company's Option Dividend Increases Dividend increases by 2.0% of liquidation pref. per annum beginning October 21, 2022 Change of Control / Delisting Provision Ticker NYSE MKT: BRG-PrA Use of Proceeds Expected Pricing Date Wednesday, April 20, 2016 Book-Runners Wunderlich, Compass Point Co-Lead Managers FBR, Janney Montgomery Scott Holder may redeem at a $25.00 redemption price in cash or common stock, at the Company's option, beginning October 21, 2022 Company may redeem at a $25.00 redemption price in cash beginning October 21, 2020 Holder or Company may redeem for $25.00 redemption price in cash if a Change of Control or Delisting event occurs Investments in apartment properties, repayment of indebtedness and other general corporate purposes

- 3 - Offering Highlights ▪ Differentiated Value Creation Strategy » Building a Class A portfolio in growth markets targeting renters by choice » Partner Network enables best - in - class sourcing and execution across markets / strategies » Creating value through focus on complex, off - market transactions ▪ Deep, Experienced Management Team with 30 Years Average Experience ▪ High Credit Quality, Class A Portfolio » Industry - leading same store sales growth » Strong fixed charge coverage ▪ Attractive Balance Sheet Metrics » Primarily fixed rate, low - cost mortgage debt » Limited near term debt maturities Fox Hill, Austin Resort - Style Pool, Lansbrook, Tampa Sky Deck, MDA Apartments, Chicago - 4 -

Management Team with 27 - 37 Years Experience Ramin Kamfar Chairman, CEO & President of BRG James G. Babb, III Chief Investment Officer of BRGM Jordan Ruddy President of BRGM Gary Kachadurian Vice Chairman of BRGM Director - Chair of Investment Committee ▪ Co - Founder of Bluerock Real Estate – 2002 ▪ Acquisition of over 13,500 apartment units and 2.5 million square feet of office space ▪ 27 years in real estate, private equity, investment banking ▪ Previously, Lehman Brothers ▪ 27 years experience in real estate ▪ Previously, Starwood Capital – Founding Member; Co - Managed Starwood Multifamily and Office effort for 12 years ▪ Involved in creation of Equity Residential; Starwood Hotels; iStar Financial ▪ Co - Founder of Bluerock Real Estate – 2002 ▪ 27 years experience in real estate, capital markets ▪ Previously, Bank of America, JP Morgan Chase, Smith Barney ▪ 37 years experience in real estate ▪ Previously, RREEF / Deutsche Bank – Head of National Acquisitions and Multifamily Value - Add & Development Groups; Member of Investment and Policy Committees ▪ Previously, Lincoln Property Company – Partner, Chairman - NMHC - 5 - “BRGM” refers to BRG Manager, LLC Notes

▪ Targeting Class A assets generally built post - 2000 in $25 - $50 MM size range » Modern and efficient structures and layouts » Highly amenitized , ‘lifestyle’ product – a place to live, play, interact, socialize » One of youngest portfolios of REIT peers, among highest average rents in our markets Source: Bureau of Labor Statistics Statistics for the Year Ended February 29, 2016 ▪ Targeting markets with long t erm e mployment g rowth drivers among top 40 primary markets (excluding coastal 6) » Target industries include healthcare , education, technology, finance, trade, entertainment » Younger / more educated demographic with higher disposable income Employment Growth in Selected BRG MSAs Cheshire Bridge Targeting attractive, growing renter by choice demographic Building a Class A Portfolio in Growth Markets - 6 - RENDERING 4.2% 4.2% 3.6% 3.5% 3.3% 3.2% 2.9% 2.7% 2.2% 2.1% 0% 1% 2% 3% 4% 5%

Partner Network Strategy Partner with leading owner/operators for best - in - class sourcing and execution Extensive Experience – 200,000+ Total Units Under Management - 7 - ▪ Deep relationships to access proprietary off - market deals » 2015 Partner transaction activity of $3+ billion ▪ Deep intellectual capital / track record of success for best in class underwriting » Proprietary information from 200,000+ units ▪ Extensive operational infrastructure across strategies and markets » Best - in - class execution without cost / logistical burdens ▪ Substantial capital to invest a longside for alignment of interests » Generally 10% pari passu

-8-

BRG Creates Value

BRG BLUEROCK™ RESIDENTIAL

Focus on complex, off-market deals and post-acquisition value-add

- **Discount purchase of complex deals primarily through off-market and relationship transactions**
  - Opportunity to create value through 'broken capital structures' or time sensitive transactions
- **Target assets with high NOI growth potential**
  - Create value through re-tenanting, repositioning, renovation or redevelopment
- **Selectively invest in development deals with significant value creation**
  - Structured as Convertible Preferred Equity or Mezzanine Loan to generate income during development; convertible into ownership at BRG option upon stabilization
- **Active recycling of capital through asset sales when redeployment is accretive**

Selected Dispositions

Asset	Location	Units	Deal Type	IRR[1]	Equity Multiple
23Hundred@Berry Hill	Nashville, TN	266	Development	60%	2.8x
Grove at Waterford	Hendersonville, TN	252	Value-Add	85%	1.6x
Estates at Perimeter	Augusta, GA	240	Stabilized	6%	1.2x
Villas at Oak Crest	Chattanooga, TN	209	Preferred Equity	21%	1.3x
North Park Towers	Southfield, MI	313	Stabilized	40%	1.7x
Weighted Average				**50%**	**2.0x**

Notes

(1) IRR and equity multiple calculated on BRG's investment. Villas at Oak Crest returns are property level, excluding 1031 costs

- 9 - Consistently generating spread between stabilized cap rate and market cap rate 1 2.1% 2.4% 2.1% 2.4% 1.1% 2.4% 0.9% 1.4% 1.4% 1.1% 0.6% 1.0% 0.8% 0.7% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% Lansbrook Village Tampa, FL $59 million Strength in Acquisition Metrics Note: Selected post - IPO acquisitions; Values associated with properties represent total purchase price or projected development cost (1) Based on sales of comparable assets; Management estimates Notes EOS Orlando , FL $37 million Ashton I Charlotte, NC $45 million SW FL Portfolio Naples & Sarasota, FL $86 million

- 10 - BRG has deployed approximately $200 million of equity capital over the last four quarters BRG Equity Capital Invested ($M) Robust Deployment of Capital Pipeline of Accretive Transactions ▪ Active pipeline under consideration exceeds 4,500 units / $750 million ▪ Ability to grow asset base through transactions accretive to AFFO and NAV ▪ Asset under letter of intent 1 : $54.2 $24.3 $64.8 $51.4 $0 $50 $100 $150 $200 $250 $300 $0 $10 $20 $30 $40 $50 $60 $70 Q2 '15 Q3 '15 Q4 '15 Q1 '16 Discount Purchase / Core-Plus Invest-to-Own Cumulative (Since IPO) Property APOK Townhomes Location Boca Raton, FL Investment Strategy Invest-to-Own Units 90 Sourcing Strategy Off-Market Initial BRG Equity (est) $9.0 million (1) Based on information currently available to Management. Management does not deem this investment to be probable as of the date of this presentation. The consummation of this transaction may not occur on the terms described herein, or at all . Notes

- 11 - Weighted Average Age ( Yrs ) 1 Average Rent Per Occupied Unit 2 Portfolio Compared to Small / Mid Cap Apartment REITs Same Store NOI Growth Operating Margins All metrics as of 12/31/2015 and compared to the quarter ended 12/31/2014, as applicable. (1) Weighted on number of units; BRG average asset age uses major renovation date at MDA Apartments and excludes properties under construction (2) BRG (pro forma) includes expected rent for development properties, as of 12/31/2015 Notes $0.13 $0.23 14.6% 7.3% 6.1% 5.7% 2.5% 2.4% 0% 5% 10% 15% BRG MAA IRT CPT APTS PPS (pro forma) 9 13 15 17 17 17 0 5 10 15 20 APTS BRG CPT IRT MAA PPS $1,465 $1,433 $1,322 $1,200 $1,198 $1,011 $951 PPS BRG CPT BRG APTS MAA IRT 65.0% 62.7% 60.0% 58.3% 57.8% 56.1% 45% 55% 65% CPT BRG MAA APTS PPS IRT

$0.23 - 12 - $0.29 Dividend Covered by Pro Forma AFFO 1 Industry Leading Same Store NOI 1 Growth Strength in Income Metrics Adjusted EBITDA 1 / Interest Expense 2 Adjusted EBITDA 1 / Fixed Charges 2 (1) For a definition of AFFO, Same Store NOI and Adjusted EBITDA, a reconciliation to GAAP measures and a discussion of pro forma as sumptions, see Appendix A (2) For a discussion of the Company’s calculation of interest expense and fixed charges, see Appendix A Sources : BRG quarterly supplemental information Notes 13.8% 19.2% 10.3% 8.7% 14.6% 0.0% 5.0% 10.0% 15.0% 20.0% Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 2.1x 2.2x 3.4x 3.0x 2.8x 0.0x 1.0x 2.0x 3.0x 4.0x Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 1.9x 1.9x 3.0x 2.7x 2.5x 0.0x 1.0x 2.0x 3.0x 4.0x Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 $0.19 $0.29 $0.34 $0.32 $0.35 $ 0.22 $0.21 $0.00 $0.10 $0.20 $0.30 $0.40 Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 AFFO/share Pro Forma AFFO/share $0.13 $0.19

$- $200 $400 $600 $800 Market Equity (12.31.15) Net Debt Series A Pfd Equity - 13 - Debt to Equity 1 Fixed Rate vs. Floating Rate 2 Strength in Balance Sheet Metrics High Percentage of Low - Cost, Fixed Rate Debt 2 Debt Maturity Schedule 2 » Weighted average interest rate of approximately 3.71% » Fixed rate mortgage debt is 65% of total mortgage debt » Substantially all non - recourse debt » Weighted average mortgage debt maturity of approximately 6.6 years 0.0% 0.0% 9.1% 0.0% 7.8% 0.0% 30.9% 36.2% 16.0% 0% 10% 20% 30% 40% 64.6% 35.4% Fixed Rate Debt Floating Rate Debt 50% 50% Market Value of Equity Consensus Third Party Net Asset Value (“NAV”) NAV Equity (12.31.15) (1) Market value of equity calculated using shares and units outstanding and closing price of common stock as of 12/31/15; NAV eq uit y calculated using shares and units outstanding and mean analyst estimate of NAV, of $16.31, as of 12/31/15; Net debt and Series A Pfd as of 12/31/15 (2) Q4 ‘15 metrics adjusted for post Q4 ‘15 announced acquisitions, including Citation Club, Summer Wind and Henderson Beach Sources: SNL Financial and BRG quarterly supplemental information Notes 43% 57%

x High Credit Quality Multifamily Portfolio » Highly liquid Class A properties » In excess of 7 ,500 units in diversified growth markets » Industry - leading same store sales growth x Strong Balance Sheet Metrics » 65% fixed rate debt » Substantially all non - recourse debt; limited corporate debt » Limited near term debt maturities x Attractive Security Features » Long term, escalating dividend provides interest rate security and a high current yield » Holders may redeem at their option beginning October 21, 2022 » The Series A Preferred trades on the NYSE MKT Why Own BRG Preferred? - 14 - ARIUM Palms, Orlando Park & Kingston, Charlotte Whetstone, Durham

APPENDIX A

FFO / AFFO - 16 - Funds from Operations and Adjusted Funds from Operations Funds from operations attributable to common stockholders (“FFO”), are non - GAAP financial measures that are widely recognized as a measure of REIT operating performance . We consider FFO attributable to common stockholders to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non - cash items such as depreciation . The historical accounting convention used for real estate assets requires straight - line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time . Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative . We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment writedowns of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures . Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis . In addition to FFO attributable to common stockholders, we use adjusted funds from operations attributable to common stockholders (“AFFO”) . AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations . To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non - recurring or non - cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments) . Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs . Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non - cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods . Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs . We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager . Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP . Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties . Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity .

-17-

FFO / AFFO Reconciliation

	Three Months Ended				
	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Net income (loss) attributable to common stockholders	$ 2,558	$ 3,313	$ (582)	$ (574)	$ (1,523)
Common stockholders pro-rata share of:					
Real estate depreciation and amortization[1]	1,863	1,911	2,647	3,082	4,728
(Gain) loss on sale of joint venture interests	(6,113)	(5,324)	2	2	-
(Gain) loss on sale of real estate assets	-	-	-	-	(2,640)
FFO Attributable to Common Stockholders[2]	$ (1,692)	$ (100)	$ 2,067	$ 2,510	$ 565
Common stockholders pro-rata share of:					
Amortization of non-cash interest expense	91	23	72	148	83
Acquisition and disposition costs	2,962	475	210	682	2,008
Normally recurring capital expenditures	(126)	(114)	(184)	(215)	(147)
Non-cash equity compensation	435	1,365	927	1,529	1,910
Non-recurring interest income	-	-	-	-	(121)
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-	(289)	-
AFFO Attributable to Common Stockholders[2]	$ 1,670	$ 1,649	$ 3,092	$ 4,365	$ 4,298
Weighted average common shares outstanding - diluted	8,682,742 [3]	12,547,895 [4]	16,353,209 [6]	20,181,656 [8]	20,447,381 [10]
PER SHARE INFORMATION:					
FFO Attributable to Common Stockholders - diluted	$ (0.19)	$ (0.01)	$ 0.13	$ 0.12	$ 0.03
AFFO Attributable to Common Stockholders - diluted	$ 0.19	$ 0.13	$ 0.19	$ 0.22	$ 0.21
Pro forma AFFO Attributable to Common Stockholders - diluted	N/A	$ 0.29 [5]	$ 0.34 [7]	$ 0.32 [9]	$ 0.35 [11]

See footnotes on p. 21

-18-

Same Store NOI Reconciliation

BRG BLUEROCK™ RESIDENTIAL

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period. NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income attributable to common stockholders as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended				
	December 31, 2014[1]	March 31, 2015[2]	June 30, 2015[3]	September 30, 2015[4]	December 31, 2015[5]
Net operating income					
Same store	1,893	1,970	3,643	4,751	4,573
Non-same store	4,220	3,336	2,454	2,082	3,647
Total net operating income	6,113	5,306	6,097	6,833	8,220
Less:					
Interest expense	2,560	2,305	2,676	2,942	3,448
Total property income	**3,553**	**3,001**	**3,421**	**3,891**	**4,772**
Less:					
Noncontrolling interest pro-rata share of property income	1,570	1,041	941	752	886
Other income related to JV/MM entities	26	19	36	14	44
Pro-rata share of total properties' income	**1,957**	**1,941**	**2,444**	**3,125**	**3,842**
Less pro-rata share of:					
Depreciation and amortization	1,863	1,911	2,647	3,082	4,728
Amortization of non-cash interest expense	91	23	71	148	83
Line of credit interest, net	-	-	-	-	-
Management fees	442	1,417	701	890	1,144
Acquisition and disposition costs	2,962	475	210	682	2,008
Corporate operating expenses	604	838	732	1,245	1,166
Preferred dividends	-	-	-	-	1,153
Add pro-rata share of:					
Other income	10	17	51	23	1
Equity in operating earnings of unconsolidated joint ventures	440	696	1,286	2,327	2,276
Gain on sale of joint venture interest	6,113	5,323	(2)	(2)	-
Gain on sale of real estate assets	-	-		-	2,640
Net income (loss) attributable to common stockholders	**2,558**	**3,313**	**(582)**	**(574)**	**(1,523)**

See footnotes on p. 22

-19-

Adjusted EBITDA and Coverage Ratios

BRG BLUEROCK RESIDENTIAL

	Three Months Ended December 31, 2014 (3)			Three Months Ended March 31, 2015 (4)			Three Months Ended June 30, 2015 (5)		
	Consolidated	Noncontrolling Interests' Share	BRG's Share	Consolidated	Noncontrolling Interests' Share	BRG's Share	Consolidated	Noncontrolling Interests' Share	BRG's Share
EBITDA CALCULATION									
Net income (loss) attributable to common stockholders	$ 2,558	$ -	$ 2,558	$ 3,313	$ -	$ 3,313	$ (582)	$ -	$ (582)
Net income (loss) attributable to noncontrolling interest	85	(85)	-	6,034	(6,034)	-	(122)	122	-
Interest expense	2,468	(826)	1,642	2,292	(802)	1,490	2,726	(865)	1,861
Acquisition costs	850	(63)	787	449	(103)	346	221	(11)	210
Depreciation and amortization	3,183	(1,230)	1,953	2,765	(832)	1,933	3,741	(1,094)	2,647
Non-cash equity compensation	435	-	435	1,395	(30)	1,365	936	(9)	927
Non-recurring interest income	-	-	-	-	-	-	-	-	-
Non-recurring equity in earnings of unconsolidated joint ventures	-	-	-	-	-	-	-	-	-
EBITDA including gain on sale of real estate and other assets	$ 9,579	$ (2,204)	$ 7,375	$ 16,248	$ (7,801)	$ 8,447	$ 6,920	$ (1,857)	$ 5,063
(Gain) loss on sale of real estate and other assets	(4,067)	129	(3,938)	(11,307)	6,112	(5,195)	15	(13)	2
EBITDA (1)	$ 5,512	$ (2,075)	$ 3,437	$ 4,941	$ (1,689)	$ 3,252	$ 6,935	$ (1,870)	$ 5,065
Adjusted EBITDA calculation									
EBITDA	$ 5,512	$ (2,075)	$ 3,437	$ 4,941	$ (1,689)	$ 3,252	$ 6,935	$ (1,870)	$ 5,065
Adjustment	(1,853)	1,482	(371)	780	(248)	532	1,757	(531)	1,226
Adjusted EBITDA	$ 3,659	$ (593)	$ 3,066	$ 5,721	$ (1,937)	$ 3,784	$ 8,692	$ (2,401)	$ 6,291
Adjusted interest calculation (2)									
Interest Expense	$ 2,468	$ (826)	$ 1,642	$ 2,321	$ (831)	$ 1,490	$ 2,672	$ (876)	$ 1,796
Adjustment	(420)	242	(178)	328	(93)	235	-	57	57
Adjusted interest expense	$ 2,048	$ (584)	$ 1,464	$ 2,649	$ (924)	$ 1,725	$ 2,672	$ (819)	$ 1,853
Interest Coverage Ratio									
Adjusted EBITDA *	$ 14,636	$ (2,372)	$ 12,264	$ 5,721	$ (1,937)	$ 3,784	$ 8,692	$ (2,401)	$ 6,291
Adjusted interest expense (2) *	$ 8,192	$ (2,336)	$ 5,856	$ 2,649	$ (924)	$ 1,725	$ 2,672	$ (819)	$ 1,853
Interest Coverage Ratio	1.79 x		2.09 x	2.16 x		2.19 x	3.25 x		3.40
Quarterly Fixed Charge Coverage Ratio									
Adjusted interest expense (2) *	$ 2,048	$ (584)	$ 1,464	$ 2,649	$ (924)	$ 1,725	$ 2,672	$ (819)	$ 1,853
Secured debt principal amortization	$ 230	$ (66)	$ 164	$ 355	$ (128)	$ 227	$ 339	$ (123)	$ 216
Total fixed charges	$ 2,278	$ (650)	$ 1,628	$ 3,004	$ (1,052)	$ 1,952	$ 3,011	$ (942)	$ 2,069
Adjusted EBITDA *	$ 3,659	$ (593)	$ 3,066	$ 5,721	$ (1,937)	$ 3,784	$ 8,692	$ (2,401)	$ 6,291
Adjusted EBITDA fixed charge coverage ratio	1.61 x		1.88 x	1.90 x		1.94 x	2.89 x		3.04

See footnotes on p. 22

-20-

Adjusted EBITDA and Coverage Ratios

BRG BLUEROCK RESIDENTIAL™

	Three Months Ended September 30, 2015[6]			Three Months Ended December 31, 2015[7]		
	Consolidated	Noncontrolling Interests' Share	BRG's Share	Consolidated	Noncontrolling Interests' Share	BRG's Share
EBITDA CALCULATION						
Net income (loss) attributable to common stockholders	$ (574)	$ -	$ (574)	$ (1,523)	$ -	$ (1,523)
Net income (loss) attributable to noncontrolling interest	(28)	28	-	(28)	28	-
Interest expense	2,967	(818)	2,149	3,391	(849)	2,542
Acquisition costs	739	(57)	682	2,100	(91)	2,009
Depreciation and amortization	3,993	(911)	3,082	5,727	(999)	4,728
Non-cash equity compensation	1,543	(14)	1,529	1,937	(27)	1,910
Non-recurring interest income	-	-	-	(122)	1	(121)
Non-recurring equity in earnings of unconsolidated joint venture	(289)	-	(289)	-	-	-
EBITDA including gain on sale of real estate and other assets	$ 8,351	$ (1,772)	$ 6,579	$ 11,482	$ (1,937)	$ 9,545
(Gain) loss on sale of real estate and other assets	(11)	13	2	(2,677)	37	(2,640)
EBITDA [1]	$ 8,340	$ (1,759)	$ 6,581	$ 8,805	$ (1,900)	$ 6,905
Adjusted EBITDA calculation						
EBITDA	$ 8,340	$ (1,759)	$ 6,581	$ 8,805	$ (1,900)	$ 6,905
Adjustment	477	(13)	464	754	156	910
Adjusted EBITDA	$ 8,817	$ (1,772)	$ 7,045	$ 9,559	$ (1,744)	$ 7,815
Adjusted interest calculation [2]						
Interest Expense	$ 2,942	$ (852)	$ 2,090	$ 3,451	$ (885)	$ 2,566
Adjustment	281	(4)	277	211	57	268
Adjusted interest expense	$ 3,223	$ (856)	$ 2,367	$ 3,662	$ (828)	$ 2,834
Interest Coverage Ratio						
Adjusted EBITDA *	$ 8,817	$ (1,772)	$ 7,045	$ 9,559	$ (1,744)	$ 7,815
Adjusted interest expense [2] x	$ 3,223	$ (856)	$ 2,367	$ 3,662	$ (828)	$ 2,834
Interest Coverage Ratio	**2.74 x**		**2.98 x**	**2.61 x**		**2.76**
Quarterly Fixed Charge Coverage Ratio						
Adjusted interest expense [2] x	$ 3,223	$ (856)	$ 2,367	$ 3,662	$ (828)	$ 2,834
Secured debt principal amortization	$ 343	$ (124)	$ 219	$ 375	$ (131)	$ 244
Total fixed charges	$ 3,566	$ (980)	$ 2,586	$ 4,037	$ (959)	$ 3,078
Adjusted EBITDA *	$ 8,817	$ (1,772)	$ 7,045	$ 9,559	$ (1,744)	$ 7,815
Adjusted EBITDA fixed charge coverage ratio	**2.47 x**		**2.72 x**	**2.37 x**		**2.54**

See footnotes on p. 22

Reconciliation Footnotes - 21 - FFO / AFFO Reconciliation (p . 17 ) (1) The real estate depreciation and amortization amount includes our share of consolidated real estate - related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments . (2) Individual line items included in FFO and AFFO calculations include results from discontinued operations where applicable . (3) Total weighted average common shares for the three months ended December 31 , 2014 including OP units of 282 , 759 , was 8 , 969 , 456 . AFFO related to the OP units is excluded from the calculation above . When including both, AFFO attributable to OP units and 282 , 759 of OP units in the weighted average share count, in the above calculation, AFFO is $ 0 . 19 per share . (4) Total weighted average shares for the three months ended March 31 , 2015 including OP units of 282 , 759 was 12 , 835 , 721 . AFFO related to the OP units is excluded from the calculation (5) Proforma AFFO for the three months ended March 31 , 2015 assumes the following pipeline transactions had occurred on January 1 , 2015 : ( i ) investment of approximately $ 9 million in the second funding of the Alexan Southside in Houston, Texas ; (ii) investment of approximately $ 17 million in the acquisition of two Class A assets under contract in Austin, Texas and Charlotte, North Carolina that occurred in March 2015 ; (iii) investment of approximately $ 32 million in the acquisition of three Class A assets our Sponsor currently has under LOI in two target North Carolina markets ; and (iv) investment of approximately $ 21 million in convertible preferred equity in two development assets our Sponsor currently has under LOI in two target Florida markets . The proforma AFFO for the three months ended March 31 , 2015 is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at January 1 , 2015 , based on information available to management . The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance . The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above . (6) Total weighted average shares for the three months ended June 30 , 2015 including OP units of 282 , 759 was 16 , 635 , 968 . AFFO related to the OP units is excluded from the calculation above . When including both, AFFO attributable to OP units and 282 , 759 of OP units in the weighted average share count, in the above calculation, AFFO is $ 0 . 13 per share . (7) Pro forma AFFO for the three months ended June 30 , 2015 assumes the following pipeline transactions had occurred on April 1 , 2015 : ( i ) investment of approximately $ 8 . 7 million in the second funding of the Alexan Southside Place in Houston, Texas ; (ii) investment of approximately $ 1 . 3 million to increase our ownership in our existing Fox Hill and Park & Kingston properties ; (iii) investment of approximately $ 15 . 0 million in convertible preferred equity in Cheshire Bridge, a Class A asset in Atlanta, Georgia ; (iv) investment of approximately $ 26 . 0 million in the acquisition of two Class A assets our Sponsor currently has under LOI in North Carolina ; and (v) investment of approximately $ 10 . 1 million in convertible preferred equity in a development asset our Sponsor currently has under LOI in a target Florida market . Pro forma AFFO does not include the impact of the May 2015 Follow - On Offering, i . e . it does not include the benefit from the investment of proceeds from the follow - on offering or the impact of the additional share issuance . The pro forma AFFO guidance is being presented solely for the purpose of illustrating the potential impact of these pipeline transactions as if they had occurred at April 1 , 2015 , based on information currently available to management . The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact pro forma guidance . The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above . (8) Total weighted average shares for the three months ended September 30 , 2015 including OP units of 282 , 759 was 20 , 464 , 415 . AFFO related to the OP units is excluded from the calculation above . When including both, AFFO attributable to OP units and 282 , 759 of OP units in the weighted average share count, in the above calculation, AFFO is $ 0 . 22 per share . (9) Pro forma AFFO for the three months ended September 30 , 2015 assumes the following pipeline transactions had occurred on July 1 , 2015 : ( i ) investment of approximately $ 21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $ 14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market ; (iii) investment of approximately $ 16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market ; (iv) investment of approximately $ 13 million in a Class A asset the Company has under contract in Florida ; and (v) investment of approximately $ 30 million in the acquisition of two Class A assets our Sponsor entity has under LOI in Texas . The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1 , 2015 , based on information currently available to management . The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance . The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above . (10) Total weighted average shares for the three months ended December 31 , 2015 including OP units of 288 , 213 was 20 , 735 , 595 . AFFO related to the OP units is excluded from the calculation above . When including both, AFFO attributable to OP units and 288 , 213 of OP units in the weighted average share count, in the above calculation, AFFO is $ 0 . 21 per share . (11) Pro forma AFFO for the three months ended December 31 , 2015 assumes the following pipeline transactions had occurred on October 1 , 2015 : ( i ) investment of approximately $ 33 million to acquire a 95 % interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29 , 2015 , (ii) investment of approximately $ 8 million to acquire a Class A asset the Company has under contract in North Carolina, (iii) investment of approximately $ 10 million in convertible preferred equity in a development asset the Company has under binding LOI in a target North Carolina market ; (iv) investment of approximately $ 17 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market ; (v) investment of approximately $ 9 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target Texas market . Proforma guidance also assumes that $ 69 . 2 million of net proceeds from the October 2015 Follow On Offering are invested 65 % in stabilized properties at a 5 . 75 % cap rate and 35 % invested in convertible preferred equity development assets . The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1 , 2015 , based on information currently available to management and assumptions management has made with respect to our future pipeline . The Company is providing no assurances that any of the above transactions will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance . The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above . Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company .

Reconciliation Footnotes - 22 - Same Store NOI Reconciliation (p . 18 ) (1) Same Store sales for the three months ended December 31 , 2014 related to the following properties : Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments . (2) Same Store sales for the three months ended March 31 , 2015 related to the following properties : Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments . (3) Same Store sales for the three months ended June 30 , 2015 related to the following properties : Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor and North Park Towers . (4) Same Store sales for the three months ended September 30 , 2015 related to the following properties : Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, North Park Towers, and Lansbrook Village . (5) Same Store sales for the three months ended December 31 , 2015 related to the following properties : Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, and Lansbrook Village Adjusted EBITDA and Coverage Ratios (p . 19 - 20 ) (1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization . We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non - recurring items, which permits investors to view income from operations unclouded by non - cash items such as depreciation, amortization, the cost of debt or non - recurring items . (2) Interest expense excludes fair market value adjustments and amortization of deferred financing costs . (3) Adjustment to EBITDA and interest expense represents the implied impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on October 1 , 2014 : ( i ) acquisition of Grande Lakes and (ii) disposition of Estates at Perimeter and Grove at Waterford . Actual results may differ significantly from the annualized amounts . (4) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on January 1 , 2015 : ( i ) acquisition of Fox Hill and Park & Kingston, (ii) preferred investment in Alexan Blaire House and (ii) disposition of 23 Hundred@BerryHill . Actual results may differ significantly from the presented, adjusted amounts including annualized amounts . (5) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on April 1 , 2015 : ( i ) acquisition of Fox Hill and Park & Kingston at current ownership percentages, (ii) preferred investment in Alexan Southside Place, Cheshire, and Whetstone and (ii) wind down costs related to 23 Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford . Actual results may differ significantly from the presented, adjusted amounts including annualized amounts . (6) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on July 1 , 2015 : ( i ) acquisition of ARIUM Palms and Ashton Phase I (ii) sale of Oak Crest and (iii) wind down costs related to 23 Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford . Actual results may differ significantly from the presented, adjusted amounts including annualized amounts . (7) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occurred on October 1 , 2015 : ( i ) acquisition of Ashton II, Sorrel, Sovereign, and Park and Kingston II, (ii) additional ownership interest in Lansbrook , (iii) preferred investments in Cheshire, Domain, and Lake Boone, and (iv) the sale of North Park Towers . Actual results may differ significantly from the presented, adjusted amounts including annualized amounts .